FATE THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Fate Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. In furtherance of this purpose, effective as of the date of approval by the Company’s Board of Directors (the “Board”) of this Policy (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of the Board. No additional compensation for attending individual Board meetings.

Additional Annual Retainers for Committee Membership and Service as Chairperson:

Board Chairperson: $35,000

Audit Committee Chairperson: $15,000

Audit Committee member: $7,500

Compensation Committee Chairperson: $12,000

Compensation Committee member: $6,000

Nominating and Corporate Governance Committee Chairperson: $10,000

Nominating and Corporate Governance Committee member: $5,000

Science & Technology Committee Chairperson: $12,000

Science & Technology Committee member: $6,000

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Value: For purposes of this Policy, “Value” means with respect to (i) any award of stock options, the grant date fair value of the option award (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units, the product of (A) the average closing market price on The NASDAQ Global Market (or such other market on which the Company’s common stock, par value $0.001 per share (“Common Stock”) is then principally listed) of one share of Common Stock over the trailing ten (10) trading day period ending on the grant date, and (B) the aggregate number of shares pursuant to such award.

Initial Equity Grant: One-time equity grants to each new non-employee director upon his or her election to the Board after the Effective Date of an option to purchase 80,000 shares of Common Stock, with a an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years. Such initial option grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board.

On the date of each Annual Meeting of Stockholders: Annual equity grants to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders of an option to purchase 40,000 shares of Common Stock, with an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years. Such annual option grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board.

Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2022 Stock Option and Incentive Plan, as amended from time to time), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

General. The form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Amended and Restated Non-Employee Director Compensation Policy adopted by the Board of Directors on September 9, 2019.

Amended and Restated Non-Employee Director Compensation Policy adopted by the Board of Directors on December 17, 2020.

Amended and Restated Non-Employee Director Compensation Policy adopted by the Board of Directors on April 2, 2021.

Amended and Restated Non-Employee Director Compensation Policy adopted by the Board of Directors on April 4, 2023.